Exhibit 99.1

Ault Global Holdings to Present at 16th Annual LD Micro Invitational

Company to Report on Progress with Electric Vehicle Initiatives, Global Defense Business Growth and Expansion of Fintech Lender

Las Vegas, NV, June 10, 2021 – Ault Global Holdings, Inc. (NYSE American: DPW) a diversified holding company (the “Company”), reminds shareholders and investors that today the Company will present at the 16th Annual LD Micro Invitational, a three-day investor conference that has been held from Tuesday, June 8 through June 10, 2021.

Milton “Todd” Ault, III, the Company’s Executive Chairman, will be presenting today at 9:00 AM PDT on June 10, 2021 on behalf of the Company to a virtual audience. Mr. Ault looks forward to reviewing the achievements made by the Company and its subsidiaries this past year including Coolisys Technologies’ launch of its new electric vehicle chargers, new energy storage systems, the growth of Gresham Worldwide’s defense business, Ault Alliance’s progress with its cloud and enterprise data center initiatives and the Company’s financial position, which is the best in its history. Mr. Ault will also discuss the expansion of the Company’s fintech initiatives under its licensed California finance lender and the Company’s plans for the remainder of 2021 and beyond.

Registration to this virtual event is mandatory. To register, please use this link, LD Micro Invitational

For more information on Ault Global Holdings and its subsidiaries, the Company recommends that stockholders, investors and any other interested parties read the Company’s public filings with the SEC and press releases available under the Investor Relations section at www.AultGlobal.com or available at www.sec.gov.

About Ault Global Holdings, Inc.

Ault Global Holdings, Inc. is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact. Through its wholly and majority-owned subsidiaries and strategic investments, the Company provides mission-critical products that support a diverse range of industries, including defense/aerospace, industrial, automotive, telecommunications, medical/biopharma, and textiles. In addition, the Company extends credit to select entrepreneurial businesses through a licensed lending subsidiary. Ault Global Holdings’ headquarters are located at 11411 Southern Highlands Parkway, Suite 240, Las Vegas, NV 89141; www.AultGlobal.com.

Forward-Looking Statements

This press release contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at www.AultGlobal.com.

Contacts:

IR@AultGlobal.com or 1-888-753-2235